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PHTRANS\449028\1

77Q(1)(e): Copies of any new or amended Registrant investment advisory contracts

         (1) The final executed version of the Sub-Advisory Agreement Between Goldman Sachs Asset Management, L.P. and SSgA Funds Management, Inc. with respect to the Equity Index Fund needs to be filed as an exhibit. We have not received a final signed version of this agreement.

         (2) The final executed version of the Management Agreement dated January __, 2006 between the Goldman Sachs Variable Insurance Trust with respect to the Equity Index Fund needs to be filed as an exhibit. We have not received a final signed version of this agreement.

         (3) The final executed version of the Management Agreement dated January __, 2006 between Goldman Sachs Variable Insurance Trust and Goldman Sachs Asset Management L.P. on behalf of the Growth Opportunities, Equity Index, Government Income, Core Fixed Income and Money Market Funds need to be filed as an exhibit. We have not received a final signed version of this agreement.